Exhibit 1.2

RECKSON OPERATING PARTNERSHIP, L.P.

(a Delaware limited partnership)

Debt Securities

TERMS AGREEMENT

March 28, 2006

To:	Reckson Operating Partnership, L.P.
c/o Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, New York 11747

Ladies and Gentlemen:

We understand that Reckson Operating Partnership, L.P. (the “Operating Partnership”) proposes to issue and sell $275,000,000 in aggregate principal amount of its 6.00% Notes due March 31, 2016 (the “Notes”).  Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the respective aggregate principal amount of Notes set forth below opposite their names at the purchase price set forth below.

Aggregate Principal Amount Of Notes

Underwriter
Citigroup Global Markets Inc.	$99,688,000
Goldman, Sachs & Co.	$99,687,000

Comanagers

BNY Capital Markets, Inc.	$7,563,000
Deutsche Bank Securities	$7,563,000
ING Financial Markets LLC	$7,563,000
J.P. Morgan Securities Inc.	$7,563,000
KeyBanc Capital Market, a Division of	$7,563,000
McDonald Investments Inc.
PNC Capital Markets LLC	$7,562,000
Scotia Capital (USA) Inc.	$7,562,000
UBS Securities LLC	$7,562,000
Wachovia Capital Markets, LLC	$7,562,000
Wells Fargo Securities, LLC	$7,562,000

Total:	$275,000,000

The Notes shall have the following terms:

Title:	6.000% Notes due 2016

Rank:

The Notes will be senior unsecured obligations and will rank equally with all our other unsecured senior indebtedness and will be effectively subordinated to our secured indebtedness (to the extent of the collateral securing the same) and to all liabilities and preferred interests of our subsidiaries.

Ratings	Baa3 by Moody’s Investors Service
BBB- by Standard & Poor’s

Aggregate Principal Amount:	$275,000,000

Aggregate Principal Amount of
Option Notes:	N/A

Initial public offering price:	99.857% of the principal amount, plus accrued interest or amortized original issue discount amount, if any, from the date of issuance.

Purchase price:	99.207% of the principal amount, plus accrued interest or amortized original issue discount amount, if any, from the date of issuance (payable in same day funds).

Interest rate:	The interest rate for the Notes is 6.00%.

Interest Payment Dates:	Interest on the Notes is payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2006.

Maturity Dates:	The Notes will mature on March 31, 2016.

Redemption provisions:

We may redeem the notes prior to maturity at any time, in whole or from time to time in part, at our option at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed, (ii) unpaid interest accrued thereon to the redemption date and (iii) the make-whole amount, if any, referred to in the Prospectus Supplement under “Description of Notes — Optional Redemption.”

Sinking Fund requirements:	N/A

Conversion provisions:	N/A

Other terms and conditions:	N/A

Closing date and location:	March 28, 2006 at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019.

All of the provisions contained in the document attached as Annex I hereto entitled “RECKSON OPERATING PARTNERSHIP, L.P. — Debt Securities — UNDERWRITING AGREEMENT” are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Terms defined in such document are used herein as therein defined.

Please accept this offer on March 28, 2006 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Matthew J. Greenberger
Name:
Title:

GOLDMAN, SACHS & CO.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

Acting on behalf of themselves and as Representatives for the other named Underwriters.

Accepted:

RECKSON OPERATING PARTNERSHIP, L.P.

By:	RECKSON ASSOCIATES REALTY CORP., its sole general partner

By:	/s/ Michael Maturo
Name:
Title: